Exhibit 10.02

REACHLOCAL, INC.

Separation Agreement

And

General Release

Zorik Gordon (referred to as “Executive”) and ReachLocal, Inc., on behalf of itself and its successors, subsidiaries, affiliates, and related companies (referred to collectively as the “Company”), enter into this Separation Agreement and General Release (the “Agreement”) as of this 3rd day of September 2013 (“Effective Date”).

The Executive and the Company agree that Executive’s employment with the Company terminated effective August 30, 2013 (“Termination Date”). The following sets forth the terms and conditions surrounding Executive’s termination of employment and related matters.

1.    Termination of Employment. The Parties acknowledge and agree that Executive has resigned from his position as Chief Executive Officer of the Company and a member of the Board of Directors of the Company and that Executive shall cease to be an employee, officer and director of the Company and its subsidiaries and affiliates, effective as of the Termination Date. As of such date, Executive shall no longer hold himself out as an employee, officer, director or representative of the Company. As of the Termination Date, the employment offer letter dated May 14, 2004, as amended on February 22, 2010 between the Company and Executive (the “Offer Letter”), shall terminate and shall be of no further force and effect, and neither the Company nor Executive shall have any further obligations thereto, except to the extent otherwise expressly provided therein.

2.    Consideration. Subject to and conditioned upon Executive’s execution of this Agreement and continued compliance with the terms and conditions of this Agreement and the Confidentiality Agreement (as defined below):

a.     Severance. During the twelve-month period following the Termination Date (the “Severance Period”), the Company shall pay Executive an aggregate amount equal to $400,000, which will be payable in substantially equal installments over the Severance Period in accordance with the Company’s standard payroll practices as in effect from time to time, with the first payment being made on the first payroll date following the date on which this Agreement becomes effective.

b.     Continued Healthcare Coverage. So long as Executive timely elects health benefits continuation pursuant to Section 4980B of the Code and the regulations thereunder (“COBRA”), Executive shall be entitled to receive payment by the Company of Executive’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (i) the twelve month anniversary of the Termination Date, (ii) the expiration of Executive’s eligibility for benefits under COBRA, and (iii) the date on which Executive and his or her covered dependents, if any, become eligible for health insurance coverage through another source.

c.     Treatment of Stock Options. As of the date hereof, Executive holds the outstanding stock option grants identified on Exhibit A (collectively, the “Stock Option Grants”). Each Stock Option Grant will become immediately vested as of the Termination Date with respect to the number of shares set forth on Exhibit A attached hereto and shall be exercisable at any time up to the 270th day following the Termination Date.

d.     Treatment of Restricted Shares. As of the date hereof, Executive holds the outstanding time-based vesting restricted shares identified on Exhibit A (collectively, the “Restricted Shares”). The Restricted Shares will become immediately vested as of the Termination Date with respect to the number of shares set forth on Exhibit A attached hereto.

e.     Treatment of Performance Vesting Restricted Stock Award. As of the date hereof, Executive holds an outstanding performance vesting restricted stock award with respect to 54,475 shares of the Company’s common stock (the “Performance Vesting Restricted Stock Award”) granted February 14, 2013 pursuant to that certain Restricted Stock Award Grant Notice and Restricted Stock Agreement (the “Restricted Stock Agreement”). The Company and Executive agree and acknowledge that the Performance Vesting Restricted Stock Award shall remain outstanding and eligible to vest in accordance with Sections (3) and (4) of the Restricted Stock Agreement as though Executive’s resignation constitutes a Qualifying Termination under the Restricted Stock Agreement.

f.     Section 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (with state laws of similar effect, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

3.    Bonus Opportunity. Executive will remain eligible to receive a pro rated annual bonus with respect to the 2013 fiscal year (the “Bonus”) under the ReachLocal Incentive Bonus Plan. The amount of the Bonus, if any, will be equal to the product of (a) the average of the percentages of the target annual bonus payable to each of the Company’s named executive officers (other than Executive) under the ReachLocal Incentive Bonus Plan for the 2013 fiscal year that is actually paid to each such officer, as determined in the sole discretion of the Compensation Committee (the “Committee”) in accordance with the methodology previously established by the Committee with respect to the bonuses payable to such officers under the ReachLocal Incentive Bonus Plan, multiplied by (b) $500,000, multiplied by (c) the number of days from and including January 1, 2013 through and including the Termination Date divided by 365. Except as set forth below, payment of the Bonus (to the extent it becomes payable) will be paid on or after March 2, 2014, but in no event later than March 15, 2014.

4.    No Other Compensation Owed. Executive acknowledges and agrees that except for the payments provided above and accrued but unpaid amounts as of the Termination Date, no other compensation, payments, wages, salary, bonuses, commissions, benefits, severance, equity, or remuneration of any kind whatsoever are owing to Executive as a result of his employment with or termination of employment from the Company, or under the Offer Letter, the Severance Policy (as defined below) or the Restricted Stock Agreement.

5.    Release of Claims. In exchange for the promises contained in this Agreement and to the extent permitted by law, Executive hereby waives, releases and forever discharges, and agrees that Executive will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action, whether in law or in equity, know or unknown (collectively, “Claims”), which Executive asserts or could assert, at common law, under any express or implied contract, arising in tort or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including without limitation, claims under the Employment, Confidential Information, and Invention Assignment Agreement executed on or about June 2, 2004 (the “Confidentiality Agreement”), Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1974, against the Company and any of its or their current or former, owners, officials, directors, officers, shareholders, affiliates, agents, representatives, employees, attorneys, subsidiaries, parents, divisions, branches, units, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of or relating to Executive’s employment relationship with the Company, the termination of such employment relationship, or the Confidentiality Agreement arising up to the date and time of signing of this Agreement by Executive.

Notwithstanding the foregoing, the release does not terminate Executive’s rights (a) set forth in this Agreement, (b) with respect to the Stock Option Grants, the Restricted Shares or the Performance Vesting Restricted Stock Award, (c) Executive’s rights to be indemnified by the Company or any of its subsidiaries under any agreement with the Company or any of its subsidiaries, the Company’s certificate of incorporation or bylaws, or under applicable law or (d) resulting from any breaches of this Agreement.

This Agreement also does not extend to those rights which as a matter of law cannot be waived, including, but not limited to, unwaivable rights. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Agreement is a party.

6.    Outstanding Claims. Executive represents that Executive has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any local, state or federal government agency or court with respect to any matter covered by this Agreement, and, to the extent permitted by law, will not do so in the future. Executive further represents that he is not aware of any such claims against the Company, including any claims under the Fair Labor Standards Act or the Family and Medical Leave Act. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against the Company or any of the Released Parties, on behalf of or related to Executive, Executive will withdraw from and/or dismiss the matter with prejudice, as to any claims Executive might have. Executive agrees not to participate or cooperate in such matter(s) except as required by law. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement is not intended to interfere with Executive's exercise of any protected, nonwaivable right, including Executive's right to file a charge with the Equal Employment Opportunity Commission or other government agency.  By entering into this Agreement, however, Executive acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Executive might be entitled and Executive is forever discharging the Company and the other Released Parties from any liability to Executive for any acts or omissions occurring on or before the date of Executive's signing of this Agreement.

7.    Exchange Act Section 16. Executive acknowledges that if Executive makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, Executive shall immediately notify the Company of such transactions.

8.    Acknowledgement of Confidentiality Agreement. Executive acknowledges that Executive (a) previously executed the Employment, Confidential Information, and Invention Assignment Agreement executed on or about June 2, 2004 and (b) that during the course of his employment he became acquainted with other employees of the Company, and became privy to Confidential Information regarding such other employees including their skills, abilities, contacts, customers, compensation, and other information which would provide a competitive advantage in recruiting such employees. Accordingly, Executive acknowledges that he remains subject to the confidentiality and non-solicit obligations set forth therein. Without limiting the generality of the foregoing:

a.     Confidentiality Obligations. Executive agrees to hold in strictest confidence all Confidential Information. "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customer information (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), prospective customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, employee, independent contractor, or vendor information, or other business information, or compilations of such information, disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act or omission of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof; provided, however, that the availability of individual items of information contained in a compilation through independent means shall not remove the compilation itself from protected status under this Agreement so long as the compilation remains confidential.

b.     Non-Solicitation Obligations. Executive agrees that for a period of twelve (12) months immediately following the Termination Date, that Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or independent contractors with whom Executive worked during his employment with the Company to terminate their relationship with the Company. Executive acknowledges that if he violates this provision, the duration of such obligations shall be extended by the duration of such violation.

c.     Executive acknowledges that during the course of his employment, he has been provided access to trade secret information regarding customers and prospective customers of the Company, including customer lists and other information containing identities and contact information for current and prospective customers. Executive agree that he will not use such trade secrets to either directly or indirectly solicit, induce, or encourage any of the Company’s customers or prospective customers to terminate or otherwise modify, to the detriment of the Company, its relationship with the Company.

9.    Return of Property. Executive affirms that Executive will return all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control, including, without limitation, all computers, telephones, pagers memoranda, books, papers, letters, formulae, computer data, disks, manuals, price information, order forms, employee lists, potential employee lists, client lists, customer pricing, contract terms, supplier lists, and other data (and all copies thereof or therefrom) in any way relating to the Company’s business and affairs, provided, however, that Executive shall be entitled to keep, and shall not be required to return to the Company, Executive’s Company-provided laptop, desktop and any associated hardware. The Company agrees and acknowledges that during the twelve-month period following the Termination Date, the Company shall forward to Executive’s designated personal email account all personal emails of Executive.

10.  Non-Disparagement Covenant. Executive will not disparage or denigrate the Company, its officers, directors and employees, or its products and services of the Company. In particular, Executive agrees that Executive will not provide information, issue statements, or take any action, directly or indirectly, that would cause the Company, its business strategies and operations, and any of the Company’s officers, directors, employees, shareholders, or affiliates, any embarrassment or humiliation or otherwise cause or contribute to the Company being held in disrepute.

11.  Remedies. In recognition of the fact that irreparable injury will result to the Company in the event of a breach by Executive of Paragraphs 6, 7, 8, 9 or 10 of this Agreement that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law, Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive. Should Executive ever breach any provision or obligation under this Agreement, Executive explicitly agrees to pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by the Company as a result of the breach. Nothing in this Paragraph shall, or is intended to, limit or restrict any other rights or remedies the Company may have by virtue of this Agreement or otherwise.

11.  No Admission of Liability. By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Executive or to any other person arising out of any claims heretofore or hereafter asserted by Executive.

12.  Agreement to Cooperate With the Company. Executive agrees to assist the Company in any formal or informal legal matters in which Executive is named as a party or has knowledge relevant to the matter. Executive acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which Executive previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities. Executive understands that Executive will receive no additional pay for Executive’s assistance beyond that provided in this Agreement.

13.  Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.  Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, duration, or subject, it shall be construed by limiting and reducing it to the extent necessary to be valid and enforceable under the applicable law as it shall then appear while giving effect, to the greatest degree possible, to the original intent of such provision.

15.  Executive Acknowledgements. Executive hereby affirms and acknowledges that Executive has read the foregoing Agreement, has had sufficient time and opportunity to review or discuss it with the counsel of Executive's choice, and fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein.

16.  Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the complete understanding between Executive and the Company and supersedes any and all prior agreements (including the Offer Letter, to the extent the terms thereof are inconsistent with this Agreement), promises, representations, or inducements, no matter its or their form, concerning its subject matter. No promises or agreements made subsequent to the execution of this Agreement by Executive and the Company shall be binding unless reduced to writing and signed by authorized representatives of Executive and the Company.

17.   Choice of Law/Venue. This Agreement shall be governed by California law. If a dispute arises under this Agreement Executive and the Company both irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located within Los Angeles County, California for resolution of any matters arising hereunder; and the prevailing party in any court proceeding shall be entitled to recover its reasonable attorneys’ fees, expenses and costs.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. EXECUTIVE SHOULD CONSULT AN ATTORNEY OF HIS CHOICE ABOUT THIS AGREEMENT BEFORE HE SIGNS THE AGREEMENT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(A)     EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

(B)     EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

(C)     EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE THIS AGREEMENT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

Dated: September 3, 2013	/s/ Zorik Gordon
Zorik Gordon

Dated: September 4, 2013	ReachLocal, Inc.

By /s/ David Scott Carlick
David Scott Carlick
Interim CEO

Exhibit A

Stock Option Grants

Grant Date	Number of Shares Vested as of Prior to Termination	Number of Shares to Accelerate in Connection with Termination	Total Exercisable as of Termination Date
September 19, 2008	420,000	0	420,000
May 20, 2010	162,500	37,500	200,000
February 17, 2012	38,999	26,000	64,999
June 25, 2012	40,229	34,483	74,712
February 14, 2013	0	17,497	17,497

Restricted Shares

Grant Date	Number of Shares to Accelerate in Connection with Termination
February 17, 2012	3,250